CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF NUSCALE POWER CORPORATION

NuScale Power Corporation (the "***Company***"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "***DGCL***"), does hereby certify:

1. The name of the Company is NuScale Power Corporation.

2. The heading of ARTICLE IX and Section 9.1 of ARTICLE IX of the Certificate of Incorporation of the Company are hereby amended to read as follows:

"ARTICLE IX
LIABILITY OF DIRECTORS AND OFFICERS

Section 9.1 No Personal Liability. To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, no Director or Officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or Officer."

3. The foregoing amendment has been duly adopted in accordance with Section 242 of the DGCL.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to Certificate of Incorporation of NuScale Power Corporation to be signed this 31st day of May, 2023.

By: Robert Temple
Robert Temple
General Counsel and Corporate Secretary

[Signature Page to Certificate of Amendment to Certificate of Incorporation]